Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

1427702 B.C. Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares(2)	457(c), 457(f)(1)	6,011,192	$10.23	(6)	$61,494,494.16	0.00011020	$6,776.69
Fees to Be Paid	Equity	Common Shares(3)	457(c), 457(f)(1)	17,600,000	$0.1844	(7)	$3,245,440.00	0.00011020	$357.65
Fees to Be Paid	Equity	Warrants(4)	457(g)	8,178,543	—	(8)	—	—	—
Fees to Be Paid	Equity	Common Shares issuable upon exercise of Warrants(5)	457(f)(1)	8,178,543	$11.50	(9)	$94,053,244.50	0.00011020	$10,364.67
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—			—	—	—	—
	Total Offering Amounts						$158,793,178.66		$17,499.01
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$17,499.01

Note:	Capitalized terms used but not defined herein shall have the meanings given to them in the registration statement (the “Registration Statement”) to which this calculation of filing fee tables is attached as Exhibit 107.

(1)	All securities being registered will be issued by 1427702 B.C. Ltd., a corporation organized under the laws of British Columbia (“TopCo”), in connection with the Business Combination pursuant to the Business Combination Agreement by and among TopCo, Jupiter Acquisition Corporation, a Delaware corporation (“Jupiter”), Filament Health Corp., a corporation organized under the laws of British Columbia (“Filament”), and Filament Merger Sub LLC, a Delaware limited liability company, as described in the Registration Statement. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Consists of 6,011,192 TopCo Common Shares to be issued in exchange for an equal number of shares of Jupiter Class A Common Stock, comprising 1,475,493 Public Shares, 3,940,462 Founder Shares and 595,237 Private Shares (including up to 1,945,189 Sponsor Earnout Shares and 139,001 Underwriter Earnout Shares subject to vesting pursuant to certain earnout arrangements).
(3)	Consists of up to 17,600,000 TopCo Common Shares to be issued in exchange for equity interests of existing Filament securityholders.
(4)	Consists of 8,178,543 TopCo Warrants to be issued in exchange for an equal number of Jupiter Warrants, comprising 7,880,925 Public Warrants and 297,618 Private Warrants.
(5)	Consists of TopCo Common Shares issuable upon exercise of the TopCo Warrants.
(6)	Based on the average of the high and low trading prices of the shares of Jupiter Class A Common Stock on Nasdaq on August 7, 2023.
(7)	Based on the closing price of the Filament Common Shares on the OTCQB on August 7, 2023.
(8)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the TopCo Warrants and the entire fee is allocated to the underlying TopCo Common Shares.
(9)	Based on the exercise price of the Jupiter Warrants of $11.50 per share.